EXHIBIT (h)(2)(i)
AMENDMENT AND JOINDER AGREEMENT
TO
AMENDED AND RESTATED FUND PARTICIPATION AGREEMENT
Among

HARTFORD LIFE INSURANCE COMPANY,

BB&T ASSET MANAGEMENT, INC.,
and
BB&T VARIABLE INSURANCE FUNDS
     This Amendment and Joinder Agreement (the “Agreement”), effective May 1, 2008, by and among Hartford Life Insurance Company (“Hartford Life”), Hartford Life and Annuity Insurance Company (“Hartford Life and Annuity” and together with Hartford Life, the “Hartford”), BB&T Asset Management, Inc. (the “Advisor”) and BB&T Variable Insurance Funds (the “Funds”), amends that certain Amended and Restated Fund Participation Agreement (the “Participation Agreement”) dated May 1, 2005 by Hartford Life, the Advisor and the Funds as follows:
1.	Joinder. Effective as of the date of this Agreement, Hartford Life and Annuity joins in and becomes party to the Participation Agreement and shall be included in the definition of the term “Company” as used therein. By executing and delivering this Agreement, Hartford Life and Annuity hereby confirms to the Funds and the Advisor that each of the representations and warranties made by the Company in Section 3 of the Participation Agreement is true and correct with respect to Hartford Life and Annuity on and as of the date of this Agreement.

2.	Article VIII is hereby amended to include to following subsection 8.11:
8.11. Notwithstanding anything possibly to the contrary in the Agreement or any Rule 22c-2 Shareholder Information Agreement entered into by the parties, the Funds hereby waive enforcement rights of fund policies regarding market timing or frequent trading with respect to transfers of assets into or from Hartford sponsored dynamic or static asset allocation models.
3.	Schedule A of the Participation Agreement is hereby deleted in its entirety and replaced with the Schedule A attached hereto.

4.	In all other respects, the terms of the Participation Agreement remain unchanged and in full force and effect.
     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative as of the date specified above.

THE HARTFORD LIFE INSURANCE COMPANY		BB&T VARIABLE INSURANCE FUNDS
By its authorized officer,		By its authorized officer,

By:	/s/ Robert Arena	By:	/s/ James T. Gillespie

Name: Robert Arena		Name: James T. Gillespie
Its: [Title] SVP		Its: [Title] Vice President
Date: 5/14/08		Date: 4/25/08

THE HARTFORD LIFE AND ANNUITY INSURANCE COMPANY		BB&T ASSET MANAGEMENT, INC.
By its authorized officer,		By its authorized officer,

By:	/s/ Robert Arena	By:	/s/ Eugene G. Purcell III

Name: Robert Arena		Name: Eugene G. Purcell III
Its: [Title] SVP		Its: [Title] Sr. Vice President
Date: 5/14/08		Date: 4/25/08

Schedule A
Separate Accounts and Funds
Name of Separate Account
Hartford Life Insurance Company Separate Account Two
Hartford Life Insurance Company Separate Account Three
Hartford Life and Annuity Insurance Company Separate Account Three
Hartford Life Insurance Company Separate Account Seven
Hartford Life and Annuity Insurance Company Separate Account Seven
Name of Funds
BB&T Large Cap VIF Fund
BB&T Large Cap Growth VIF Fund
BB&T Mid Cap Growth VIF Fund
BB&T Special Opportunities Equity VIF Fund
BB&T Total Return Bond VIF Fund
BB&T Capital Manager Equity VIF Fund